Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Pier 1 Imports, Inc. Stock Purchase Plan, Restated as Amended June 20, 2008, of our reports dated May 2, 2008, with respect to the consolidated financial statements of Pier 1 Imports, Inc. and the effectiveness of internal control over financial reporting of Pier 1 Imports, Inc., included in its Annual Report (Form 10-K) for the year ended March 1, 2008, filed with the Securities and Exchange Commission.

/s/ Ernst & Young

Fort Worth, Texas
July 7, 2008